SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO QUALITY MUNICIPAL INVESTMENT TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Investment Trust was held on August 4, 2011. The Meeting was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                      Votes
Matter                  Votes For   Withheld
--------------------    ----------  --------
(1) David C. Arch       12,669,066   485,022
    Bob R. Baker        12,631,070   523,018
    Larry Soll          12,665,925   488,163
    Philip A. Taylor    12,678,349   475,739
    Wayne W. Whalen     12,660,820   493,268
    Frank S. Bayley(P)         407         8

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(P) Election of trustee by preferred shareholders only.